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                                                                     Exhibit 4.3

                                                                       EXHIBIT G

                                 ARCHEMIX CORP.

                          REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT dated as of [_________] (the "AGREEMENT") is made by and between Archemix Corp., a Delaware corporation (the "COMPANY"), and Nuvelo, Inc., a Delaware corporation (the "INVESTOR").

     WHEREAS, the Company proposes to issue and sell to the Investor certain shares of its common stock, par value $.001 per share ("COMMON STOCK") pursuant to the Stock Purchase Agreement by and between the Company and Investor of even date herewith (the "STOCK PURCHASE AGREEMENT") as provided in Section 7.3 of that certain Amended and Restated Collaboration and License Agreement between the Company and the Purchaser dated July [__}, 2006 (the "COLLABORATION AGREEMENT");

     WHEREAS, as a condition to entering into the Stock Purchase Agreement, the Investor has requested that the Company grant to it registration rights and certain other rights and covenants set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Registration Rights. The Company and the Investor, as applicable, covenant and agree as follows:

          1.1 Definitions. For purposes of this Agreement:

               (a) The term "ACT" means the Securities Act of 1933, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.

               (b) The term "1934 ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.

               (c) The term "COMMON STOCK" shall have the meaning set forth in the recitals.

               (d) The term "FORM S-1" means a registration statement on Form S-1 or such other form under the Act as in effect on the date hereof, or any registration form under the Act subsequently adopted by the SEC, which permits the registration of securities under the Act for which no other form is authorized or prescribed.

               (e) The term "FORM S-3" means a registration statement on Form S-3 or such other form under the Act as in effect on the date hereof or any registration form under the

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Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC or relates to secondary offerings.

               (f) The term "HOLDER" means the Investor (so long as the Investor holds Registrable Securities) and any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.10 hereof.

               (g) The term "QUALIFIED PUBLIC OFFERING" means the Company's firm commitment underwritten initial public offering filed under the Act covering the offer and sale of the Company's Common Stock, with gross offering proceeds to the Company of not less than $30,000,000 exclusive of any amount issued to the Investor pursuant to the Collaboration Agreement.

               (h) The terms "REGISTER", "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement, other than a registration statement on Form S-4 on Form S-8 or successor or comparable forms thereto, or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document.

               (i) The term "REGISTRABLE SECURITIES" means (i) any shares of Common Stock issued to the Investor pursuant to the Stock Purchase Agreement,
(ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which the rights under this Section 1 are not assigned; provided, however, that shares of Common Stock which are Registrable Securities shall cease to be Registrable Securities upon sale of such shares pursuant to a registration statement or Rule 144 under the Act or upon the eligibility for immediate sale of all Registrable Securities under Rule 144(k) under the Act.

               (j) The term "SEC" means the Securities and Exchange Commission.

               (k) The term "SPECIAL REGISTRATION STATEMENT" means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

          1.2 Sale or Transfer of Shares; Legend.

               (a) The Registrable Securities shall not be sold or transferred unless either (i) such shares first shall have been registered under the Act, or
(ii) the transfer complies with Rule 144, Rule 144A or an exemption from registration under the Act, provided that, in the event of a sale pursuant to an exemption under the Act, if requested by the Company, the Company shall have been first furnished with an opinion of legal counsel, to the effect that such


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sale or transfer is exempt from the registration requirements of the Act, provided further, however, that an opinion of counsel shall not be required for sales under Rule 144 under the Act.

               (b) Each certificate representing the Registrable Securities shall bear a legend substantially in the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND THEY MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (a) SUCH SHARES FIRST SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) THE TRANSFER COMPLIES WITH RULE 144, RULE 144A OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, IF REQUESTED BY THE COMPANY, THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS IS THEN AVAILABLE, PROVIDED, HOWEVER, THAT AN OPINION OF COUNSEL SHALL NOT BE REQUIRED FOR SALES MADE UNDER RULE 144 AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

The foregoing legend shall be removed from the certificates representing any Registrable Securities, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

          1.3 "Piggyback" Registration.

               (a) Registration Statement. Following the consummation of a Qualified Public Offering, if (but without any obligation to do so) the Company shall determine to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration or Form S-4 or S-8 or relating solely to the sale of securities to participants in a stock plan or a registration relating solely to a Rule 145 transaction or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after receipt of such notice by the Holder in accordance with Section 2.5, the Company shall, subject to the provisions of this Section 1.3, use its reasonable best efforts to include in such registration all of the Registrable Securities that each such Holder has requested to be registered.

               (b) Company Deferral. In connection with any offering not involving an underwriting of shares of the Company's capital stock, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Company stating that in the good faith


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judgment of the Board of Directors, it would be seriously detrimental to the
Company and its stockholders for all of the Holders' shares to be included in the registration statement to be filed and it is therefore essential to defer the inclusion of all or some of the Holders' Registrable Securities in such registration statement, the Company shall have the right to reduce such number of shares as the Board of Directors determines, in its good faith judgment, are necessary, provided, however, that if the number of Registrable Securities to be included in the registration statement in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Securities have requested to be included, then the number of shares that may be included in the registration statement shall be allocated, first, to the Company; second, to holders of shares of capital stock (other than a Holder) with registration rights under that certain Second Amended and Restated Registration Rights Agreement dated as of March 31, 2004 by and among the Company and the Purchasers named therein, as amended from time to time (the "EXISTING REGISTRATION RIGHTS AGREEMENT"); and third to the Holders on a pro rata basis based on the total number of Registrable Securities held by each Holder.

               (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in an offering exceeds the amount that the underwriters determine, in good faith, is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in good faith will not jeopardize the success of the offering. If the number of Registrable Securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Securities have requested to be included, then the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to holders of shares of capital stock (other than a Holder) with registration rights under the Existing Registration Rights Agreement; and third to the Holders on a pro rata basis based on the total number of Registrable Securities held by each Holder.

               (d) Withdrawal. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 1.3 for any reason without thereby incurring any liability to the holders of Registrable Securities.

          1.4 Demand Registration. In case the Company shall, at any time following the one year anniversary of the closing of a Qualified Public Offering, receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement, or, if such short-form registration statement is not available for use by the Company, on Form S-1 (or any successor to Form S-1) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any


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related qualification or compliance, to all other Holders of Registrable
Securities; and

               (b) as soon as practicable, but in any event within thirty (30) days of receipt of such request, file such registration statement and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

               (i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

               (ii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating either (A) that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, or (B) that the Company intends to make a public offering within one hundred five (105) days of the receipt of the request of such Holder or Holders, the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred five (105) days after receipt of the request of the Holder or Holders under this Section 1.4; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

               (iii) if the Company has already effected a registration for the Holders pursuant to this Section 1.4, and such registration statement remains effective; or

               (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible (and subject to the foregoing):

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective as soon as possible, and keep such registration statement effective until all shares registered thereunder cease to be Registrable Securities; provided, however, that at any time upon written notice to the participating Holders and for a period not to exceed ninety (90) days thereafter (exclusive of any deferral under Section 1.4) (the "SUSPENSION PERIOD"), the Company may suspend the use or effectiveness of any registration statement (and the participating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such


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registration statement during the Suspension Period) if the Company reasonably concludes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below), or the Company intends to complete a public offering within ninety (90) days, other than pursuant to a Special Registration Statement. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed ninety (90) days in the aggregate in any twelve (12) month period. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and
(ii) use their best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holders' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

               (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, and such agreement shall specify that, and the Company shall cause, the same opinions of counsel of the Company and "comfort letters" of the auditors of the Company as are delivered to the managing underwriter of such offering to also be addressed and delivered to each Holder;

               (f) Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act as a result of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and


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promptly prepare and distribute any amendment, prospectus or supplement necessary to render the registration statement not deficient or misleading;

               (g) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed (or the Nasdaq Global Market, if applicable);

               (h) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

               (i) Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Act; and

               (j) Otherwise cooperate with the underwriter or underwriters, the SEC and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities hereunder.

          1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.7 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this
Section 1 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the Holders registering their shares thereunder, but excluding underwriting discounts and commissions relating to the Registrable Securities.


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          1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

               (a) To the extent permitted by law, the Company will indemnify, defend and hold harmless each Holder, its officers, directors, employees, agents and representatives, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (each, a "COMPANY INDEMNIFIED PERSON"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (the "COMPANY INDEMNIFIED AMOUNT") arise out of or are based upon any of the following (collectively, a "VIOLATION"): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities or Blue Sky laws or any rule or regulation thereunder in connection with such registration; and the Company will pay to each such Company Indemnified Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any Company Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Company Indemnified Amount as to any Company Indemnified Person to the extent such liability arises out of or is based upon a Violation (i) which occurs in reliance upon and in conformity with written information relating to such Company Indemnified Person and furnished expressly for use in connection with such registration by such Company Indemnified Person or (ii) contained in a preliminary prospectus and corrected in a final or amended prospectus if such seller, underwriter or controlling person received notice of such final or amended prospectus prior to the effective date of the registration statement but failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability resulting from a Violation contained in such preliminary prospectus, in any case where such delivery is required by the Act.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) (the "HOLDER INDEMNIFIED AMOUNT") arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information relating to such Holder and


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furnished by such Holder expressly for use in connection with such registration;
and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.8(b), in connection with investigating or defending any Holder Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, that, in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

               (d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; and provided, that, in no event shall any contribution under this subsection 1.8(d) exceed the net proceeds from the offering received by such Holder.


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

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) The obligations of the Company and Holders under this Section
1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.9 Reports Under 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its reasonable best efforts to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

               (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a Permitted Assignee (as defined below), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment


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shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For purposes of this Section 1.10 a "PERMITTED ASSIGNEE" shall mean an entity that acquires all or substantially all of the ownership interests of a Holder.

          1.11 "Market Stand-Off" Agreement. The Investor hereby agrees that, during the one hundred eighty (180) day period following the effective date of the registration statement for the Qualified Public Offering or such other period as requested of all Company executive officers required to file Forms 3 and 4 and directors of the Company by the underwriters in the Qualified Public Offering in order to comply with Rule 2711 of the National Association of Securities Dealers or otherwise, the Investor shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers and directors of the Company enter into similar agreements. In addition to the obligations under this Section, the Investor agrees to execute a separate agreement on form satisfactory to such underwriter containing such covenant and obligation.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     Notwithstanding the foregoing, the obligations described in this Section
1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to SEC Rule 145, or a transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.12 Termination of Registration Rights.

          The right of any Holder to request registration or inclusion in any registration pursuant to Section 1 shall terminate once all Company securities held by such Holder cease to be Registrable Securities, and this Agreement shall terminate once all of the securities covered hereby cease to be Registrable Securities.

     2. Miscellaneous.

          2.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the terms of this Agreement, no party hereby may assign its rights or obligations hereunder (whether by operation of law or otherwise, including by merger, asset sale, sale of stock or otherwise) without the prior written consent of the other parties hereto.

          2.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.

          2.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall each have the same effect as an original counterpart hereof.

          2.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          2.5 Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:    Archemix Corp.
                      300 Third Street
                      Cambridge, MA 02142
                      Attn: Chief Executive Officer
                      Facsimile: (617) 621-9300

With a copy to:       Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                      One Financial Center
                      Boston, MA 02111
                      Attn: Jeffrey M. Wiesen, Esquire
                      Facsimile: (617) 542-2241

If to the Investor:   Nuvelo, Inc.
                      201 Industrial Road, Suite 310
                      San Carlos, CA 94070
                      Attn: Chief Executive Officer
                      Facsimile: (650) 517-8058

With a copy to:       Cooley Godward LLP
                      Five Palo Alto Square
                      3000 El Camino Real
                      Palo Alto, CA 94306-2155
                      Attn: John Geschke, Esquire
                      Facsimile: (650) 849-7400

     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

          2.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          2.7 Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and complete agreement of the parties hereto, and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent (i) of the Company, (ii) the Investor (so long as the Investor holds Registrable Securities) and (iii) any transferee or assignee of Registrable Securities pursuant to Section 1.10 of this Agreement who holds not less than 250,000 shares of Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          2.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          2.9 Interpretation. The parties hereby acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

          2.10 Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

             [THE REMAINDER OF THE PAGE IS LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                        COMPANY:

                                        ARCHEMIX CORP.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        INVESTOR:

                                        NUVELO, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. Registration Rights...................................................      1
   1.1  Definitions......................................................      1
   1.2  Sale or Transfer of Shares; Legend...............................      2
   1.3  "Piggyback" Registration.........................................      3
   1.4  Demand Registration..............................................      4
   1.5  Obligations of the Company.......................................      5
   1.6  Furnish Information..............................................      7
   1.7  Expenses of Registration.........................................      7
   1.8  Indemnification..................................................      8
   1.9  Reports Under 1934 Act...........................................     10
   1.10 Assignment of Registration Rights................................     10
   1.11 "Market Stand-Off" Agreement.....................................     11
   1.12 Termination of Registration Rights...............................     11
2. Miscellaneous.........................................................     11
   2.1  Successors and Assigns...........................................     11
   2.2  Governing Law....................................................     12
   2.3  Counterparts.....................................................     12
   2.4  Titles and Subtitles.............................................     12
   2.5  Notices..........................................................     12
   2.6  Expenses.........................................................     13
   2.7  Entire Agreement; Amendments and Waivers.........................     13
   2.8  Severability.....................................................     13
   2.9  Interpretation...................................................     13
   2.10 Remedies.........................................................     13


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